Exhibit 10.1

EMPLOYMENT AGREEMENT

     This Employment Agreement (this “Agreement”), is made as of May 10, 2005, by and between Sunrise Senior Living, Inc., a Delaware corporation (“Sunrise”), and Michael B. Lanahan (the “Executive”). Certain capitalized terms used herein are defined in Section 21 hereof.

WITNESSETH:

     WHEREAS, pursuant to a Securities Purchase Agreement dated as of May 2, 2005 by and among Sunrise, Greystone Communities, Inc., a Texas corporation (the “Company”), and the Executive, among others (the “Purchase Agreement”), Sunrise is acquiring, among other things, all of the Company’s capital stock;

     WHEREAS, the execution and delivery of this Agreement is a condition to the closing under the Purchase Agreement;

     WHEREAS, Sunrise desires to employ the Executive as Chairman of the Company; and

     WHEREAS, Sunrise and the Executive desire to state the terms and conditions of the Executive’s employment with Sunrise.

     NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

     1. Employment and Duties.

     (a) Position.

     Sunrise, for itself and its Subsidiaries and their affiliates, including the Company (collectively, the “Sunrise Entities” and individually, a “Sunrise Entity”), hereby agrees to employ the Executive, and the Executive agrees to be employed by Sunrise upon the terms and conditions hereinafter set forth as (i) through December 31, 2007, Chairman of the Company, or (ii) on or after January 1, 2008, in any other position at a comparable level in light of the Executive’s capacities, as may be assigned to him from time to time by the President of Sunrise, including any such position with any Sunrise Entity. At any time on or after January 1, 2008, if elected or appointed, the Executive shall also serve as a director of any Sunrise Entity for additional compensation (if any) consistent with Sunrise’s employment practices.

     (b) Duties and Reporting.

     The Executive shall have all the powers, duties, and responsibilities of Chairman of the Company, as the President of Sunrise may from time to time assign to the Executive consistent with his status as Chairman of the Company, including but not limited to the general responsibilities associated with being a senior representative of a Sunrise Entity. Executive shall devote his full business time and attention to the affairs of Sunrise and the Company, perform his duties, responsibilities and functions hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner, and shall comply with the lawful and good faith directions and instructions given to him by the President of Sunrise and with the policies and procedures of Sunrise and the Company. In his capacity as Chairman of the Company, the Executive shall report directly to the President of Sunrise. If the Executive’s position is changed in a manner consistent with the provisions of Section 1(a), the foregoing covenants in this Section 1(b) shall apply equally to any such position and any such other Sunrise Entity.

     (c) Exclusive Services.

     For so long as the Executive is employed by a Sunrise Entity, and except as may otherwise be contemplated by this Agreement, the Executive will not, without the prior written approval of Sunrise, directly or indirectly, engage or participate in, or become employed by, or become a director, officer or partner of, or render advisory services to, or provide other services in connection with, any business activity other than that of the Sunrise Entities.

     This provision should not be interpreted to prevent the Executive from participating in hobbies, other activities, and pursuits in his spare time (i.e., time not delegated to a Sunrise Entity commitment or project), including normal charitable activities and passive investments in family businesses that are not competitive with the business of any Sunrise Entity, so long as such activities do not interfere with the Executive’s ability to perform his duties. In the event the Executive pursues publication of any written material, Sunrise reserves the right to review any written product relating to a Sunrise Entity or senior housing and reserves approval rights for any portion of written product that relates to a Sunrise Entity or the Executive’s employment.

     (d) Certain Activities.

     The Executive during the term of this Agreement shall comply with the Special Ethics Rules attached to this Agreement as Exhibit A and shall not (i) give or agree to give any gift or similar benefit or more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder any Sunrise Entity in connection with any proposed transaction, which gift or similar benefit, if not given or continued in the future, might adversely affect the business or prospects of any Sunrise Entity, (ii) use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, (iii) make any unlawful expenditures relating to political activity to governmental officials or others, (iv) establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, or (v) accept or receive any unlawful contributions, payments, gifts or expenditures.

     (e) Location of Services.

     For so long as the Executive is employed under this Agreement, his main focus of employment will be in Irving, Texas, unless otherwise agreed to in writing by the Executive and Sunrise. This provision does not limit Sunrise in requiring the Executive to perform business travel reasonably necessary to perform his duties.

     2. Term of Employment.

     The Executive’s employment under this Agreement will commence on the date hereof and will terminate without the need for any written or verbal notice four (4) years from the date hereof (the “Original Term”), subject to extension in accordance with the following sentence or earlier termination in accordance with Section 4 hereof (the period from the date hereof until the actual date of termination is hereinafter referred to as the “Term”). Sunrise and the Executive agree to meet at least 90 days prior to the expiration of the Original Term to discuss whether or not to extend the Term and, if so, on what terms.

     3. Compensation and Benefits.

     (a) Salary and Bonus.

     Subject to the approval of the Compensation Committee of the Board of Directors of Sunrise (the “Compensation Committee”), Sunrise shall cause the Company to pay to the Executive an annual base salary (the “Salary”) at the initial rate of $350,000, payable in accordance with the Company’s normal payroll practices. The Salary shall be reviewed on an annual basis in accordance with the policy of the Compensation Committee and may be adjusted, in the discretion of the Compensation Committee, taking into account the Executive’s performance and any other factors the Compensation Committee deems relevant. The Executive shall receive an annual full-time salary no less than $350,000 during the Term.

     As of the end of 2005 and of each calendar year thereafter during which this Agreement is in effect, the Executive shall be eligible to receive a discretionary bonus, which shall be earned as of the end of each calendar year through 2008 and as of the end of the Original Term in 2009, in an amount up to 100% of his Salary (which, for 2005, shall mean up to $350,000 even though the period of the Executive’s employment in 2005 is less than one year, and which, for the portion of 2009 encompassed by the Original Term, shall mean up to a prorated amount based on the number of days employed in 2009 which, when annualized, equals his Salary as of the end of the Original Term) based upon meeting objectives established by the Compensation Committee. Notwithstanding the foregoing, the Compensation Committee shall have the discretion to grant an additional bonus based on Executive’s performance.

     (b) Restricted Stock Grant.

     Sunrise agrees, subject to the approval of its Board of Directors, to issue to the Executive 18,500 shares of its restricted common stock (the “Restricted Shares”), in accordance with the terms of the form of Restricted Stock Agreement attached hereto as Exhibit B.

     (c) Reimbursed Business Expenses.

     Sunrise will cause the Company to reimburse the Executive for all reasonable business-related expenses incurred by him in the performance of his duties during the Term consistent with the Company’s policy as of the date of this Agreement. The Executive must file expense reports with respect to such expenses in accordance with the Company’s policies.

     (d) Participation in Benefit Plans.

     During the Term, the Executive shall be eligible to participate in each medical, dental, disability, life insurance and other welfare or fringe benefit plan (i) through December 31, 2007, sponsored by the Company (other than any such plans which terminate on or before closing under the Purchase Agreement, provided that the Executive shall be eligible for replacement plans) and (ii) on or after January 1, 2008, sponsored by Sunrise or the Company, in Sunrise’s discretion, in each case in accordance with the generally applicable terms and conditions of each such plan.

     (e) Automobile.

     Sunrise shall cause (i) the Company to provide the Executive an annual automobile allowance of $12,000 and to reimburse the Executive for business miles to the extent provided in the Company’s policies as of the date of this Agreement and (ii) the Executive to be included in the Company’s automobile allowance policy (if any). The Executive will use this annual allowance to own, maintain and insure his own automobile for his business use in connection with his employment under this Agreement. The Executive must file expense reports with respect to such automobile in accordance with the Company’s policies. Any of the foregoing costs which are in excess of the annual allowance shall be borne by the Executive.

     (f) Club Membership.

     Sunrise shall cause the Company to pay the monthly dues and locker fees (excluding discretionary expenses and extraordinary assessments) for the Executive’s current membership at each of the Dallas National Golf Club and the Four Seasons Sports Club and Resort.

     (g) Vacation.

     Executive shall be entitled to vacation consistent with the policy of the Company as of the date of this Agreement.

     4. Termination of Employment Before the Expiration of the Original Term.

     Subject to the provisions of this Section 4, Sunrise shall have the right to terminate the Executive’s employment at any time, for any reason or for no reason, and the Executive shall have the right to resign only for Good Reason.

(a)	Termination by Sunrise (Excluding For Cause Termination) or Resignation by the Executive for Good Reason.

      (i) If (1) the Executive’s employment is terminated by Sunrise on or after January 1, 2008 for a reason other than for Cause, or (2) the Executive resigns for Good Reason before the expiration of the Original Term, then the Executive shall be entitled to the following payments:

(A)	any earned and unpaid Salary and bonus through and including the date of such termination or resignation, payable as soon as practicable after such termination or resignation;

(B)	a severance payment (the “Severance Payment”), determined in the accordance with Section 4(a)(ii); and

(C)	payment of the Executive’s health insurance premiums (excluding the premiums the Executive would have paid if still employed by Sunrise or a Subsidiary) for COBRA coverage for the one-year period following the date of such termination or resignation.

      (ii) Subject to the Executive’s compliance with Sections 4(e), 6 and 7 below, if the Executive’s employment terminates under the circumstances set forth in subsection (i) above, the Severance Payment shall equal the total of (A) the Executive’s remaining Salary payments that would have been payable until the end of the Original Term, assuming his Salary rate remained at the level in effect at the termination date, payable in accordance with the Company’s normal payroll practices, and (B) 50 percent of the average of the annual bonus payments paid to the Executive pursuant to Section 3(a) hereof, payable annually with respect to each year remaining in the Original Term in accordance with the Company’s normal payroll practices, with a prorated amount being payable with respect to any portion of the balance of the Original Term which is not a full year.

      (iii) The Executive acknowledges and agrees that the Severance Payment and other benefits provided for by this Section 4(a) represent the full and complete benefits in the nature of severance pay to which he will be entitled from the Sunrise Entities in the event his employment with Sunrise or any other Sunrise Entity terminates under the circumstances contemplated by this Section 4(a).

     (b) Termination of Employment by Sunrise for Cause.

     If the Executive’s employment is terminated by Sunrise for Cause, the Executive shall be entitled only to payment of (i) any unpaid Salary and any other amounts earned or accrued but not paid through and including the date of such termination and (ii) any earned and unpaid bonus that may be required as of the date of the termination by any bonus plan applicable to the Executive, but shall not be entitled to any other severance payment. Such payment shall be made as soon as practicable following the termination of the Executive’s employment.

     (c) Death or Permanent Disability.

     Upon the Executive’s death or termination of employment due to “permanent disability” (as defined below), the Executive (or in the event of his death, the Executive’s beneficiary) shall be entitled as severance only to payment of any unpaid Salary and any other amounts (including bonus) earned but not paid through and including the date of such death or termination of employment, to be paid as soon as practicable following such death or termination of employment. Other than payments which may be due under separate Sunrise or Company plans or pensions, the Executive or his beneficiary shall not be entitled to any other severance payment in the event of the Executive’s death or disability, although the Executive or his beneficiary (as the case may be) shall be entitled to the appropriate benefits under any applicable disability or life insurance programs then maintained for the Executive by Sunrise or the Company. “Permanent disability” shall mean the inability, for a period of six consecutive months, to adequately perform Executive’s regular duties, with reasonable accommodation, due to a physical or mental illness, condition or disability.

     (d) Date of Termination or Resignation.

     The date of the Executive’s termination of employment pursuant to Section 4(a) or 4(b) shall be the date specified in the written notice of termination from Sunrise or, if no date is specified therein, ten days after receipt by the Executive of the written notice of termination from Sunrise. The date of the Executive’s resignation of employment pursuant to Section 4(a) shall be the date specified in the written notice of resignation from the Executive to Sunrise or, if no date is specified therein, ten days after receipt by Sunrise of the written notice of resignation from the Executive. The date of the Executive’s termination of employment under Section 4(c) shall be the date of the Executive’s death or the date specified in the written notice of termination from Sunrise or, if no date is specified therein, ten days after receipt by the Executive of the written notice of termination from Sunrise.

     (e) Release.

     In the event of a termination of the Executive’s employment, it is understood and agreed that a principal condition to any commitment by Sunrise to pay to the Executive any Severance Payment shall be the execution and delivery to Sunrise by the Executive of a full and unconditional release and waiver of all claims and causes of action, known and unknown, in contract, law and equity, of any kind whatsoever that the Executive has or may have against any Sunrise Entity or any of their officers, directors, employees, agents and affiliates as of the Executive’s employment termination date, provided that the foregoing shall not apply to any claim by the Executive under the certificate of incorporation or bylaws or similar organizational document of any Sunrise Entity for indemnification by reason of the fact that the Executive was an officer, director or manager of such entity. Sunrise agrees to cause its executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) not to disparage the Executive after the Term.

     (f) Resignation Other Than for Good Reason is a Breach.

     In the event that the Executive resigns other than for Good Reason, then the Executive shall be in material breach of this Agreement and Sunrise shall be entitled to all remedies available therefor at law or in equity, including but not limited to monetary damages for lost profits. In this connection, the parties acknowledge and agree that the Executive’s commitment to his continued employment during the Original Term was a fundamental factor in the decision of Sunrise to acquire the Company and that Sunrise would suffer substantial financial harm if the Executive resigned other than for Good Reason. Nothing in this Section 4(f) shall affect Sunrise’s ability to obtain injunctive or other equitable relief for other breaches of this Agreement.

     (g) Termination of Employment by Sunrise Without Cause Prior to January 1, 2008.

     In the event that Sunrise terminates the Executive’s employment other than for Cause or permanent disability prior to January 1, 2008, then Sunrise shall be in material breach of this Agreement and the Executive shall be entitled to all remedies available therefor at law or in equity, provided that the minimum amount of damages payable to the Executive in the event of such a breach shall equal the amount of the Severance Payment that would have been payable had such termination been permitted under Section 4(a). In this connection, the parties acknowledge and agree that the Executive’s commitment to his continued employment during the Original Term was a fundamental factor in his decision to agree to the Purchase Agreement and the Executive would suffer substantial financial harm if he was terminated by Sunrise other than for Cause or permanent disability prior to January 1, 2008.

     (h) Section 409A of the Internal Revenue Code.

     (i) Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive’s employment with Sunrise or a Subsidiary, any of Sunrise’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)) and (B) as a result of such termination, the Executive would receive any payment that, absent the application of this Section 4(h), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the Executive’s termination date, (2) the Executive’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax.

     (ii) It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

     (i) Expiration of Term.

     No termination of employment shall be deemed to occur for purposes of the special payments provided under Section 4(a) as a result of the expiration of the Term and the cessation of the Executive’s employment on or after the date of such expiration.

     5. Tax Withholding.

     All amounts payable to the Executive pursuant to this Agreement shall be subject to all legal requirements with respect to the withholding of taxes.

     6. Non-Disclosure Covenant; Executive’s Inventions.

     Executive acknowledges that the information, observations and data (including trade secrets) obtained by him (i) while employed by the Company prior to the date hereof and (ii) after the date hereof from any Sunrise Entity concerning the business or affairs of the Sunrise Entities (collectively, “Confidential Information”) are the property of the applicable Sunrise Entity. Upon execution of this Agreement, the Executive shall be afforded access to Confidential Information related to the Executive’s duties that Sunrise would not otherwise disclose to the Executive in the absence of his agreements herein. The Executive acknowledges that (a) public disclosure of such Confidential Information could have an adverse effect on the Sunrise Entities and their businesses; (b) because the Executive possesses substantial technical expertise and skill with respect to the Company’s business, and will obtain substantial technical expertise and skill with respect to the businesses of other Sunrise Entities, Sunrise desires to obtain exclusive ownership of each Employee Invention, and Sunrise will be at a substantial competitive disadvantage if they fail to acquire exclusive ownership of each Employee Invention; and (c) the provisions of this Section are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Sunrise Entities with exclusive ownership of all Employee Inventions.

     In consideration of the foregoing, the receipt and sufficiency of which the Executive acknowledges, the Executive covenants as follows:

     (a) Confidentiality.

     (i) During and following the Term, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of Sunrise or except as otherwise expressly permitted by the terms of this Agreement, including in the normal course of the performance of his duties hereunder.

     (ii) Any trade secrets of any Sunrise Entity will be entitled to all of the protections and benefits under Texas trade secret laws and any other applicable law. If any information that Sunrise deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will nevertheless be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that Sunrise or any other Sunrise Entity submit proof of the economic value of any trade secret or post a bond or other security.

     (iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

     (iv) The Executive will not remove from the premises of Sunrise or any other Sunrise Entity (except to the extent such removal is for purposes of the performance of the Executive’s duties at home or while traveling, or except as otherwise specifically authorized by Sunrise) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form

(collectively, the “Proprietary Items”). The Executive recognizes that, as between the Sunrise Entities and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the applicable Sunrise Entity. Upon termination of this Agreement by either party, or upon the request of Sunrise during the Term, the Executive will return to the applicable Sunrise Entity all of the Proprietary Items in the Executive’s possession or subject to the Executive’s control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

     (b) Employee Inventions.

     Each Employee Invention will belong exclusively to the applicable Sunrise Entity. The Executive acknowledges that all of the Executive’s writings, works of authorship, and other Employee Inventions are works made for hire and are the property of the Company, including any copyrights, patents or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Company (and agrees to execute and deliver any other documents deemed necessary to so assign) all of the Executive’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Executive covenants that he will promptly:

     (i) Disclose to Sunrise in writing any Employee Invention;

     (ii) Assign to Sunrise or to a party designated by Sunrise, at Sunrise’s request and without additional compensation, all of the Executive’s right to the Employee Invention for the United States and all foreign jurisdictions;

     (iii) Execute and deliver to Sunrise such applications, assignments, and other documents as Sunrise may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

     (iv) Sign all other papers necessary to carry out the above obligations; and

     (v) Give testimony and render any other assistance in support of the rights of Sunrise or any other Sunrise Entity to any Employee Invention.

     7. Non-Competition and Non-Interference.

     The Executive acknowledges that (i) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (ii) the business of the Company is national in scope and its services are marketed throughout the United States, and the business of the other Sunrise Entities is international in scope, and their services are marketed throughout the United States and in certain countries outside the United States; (iii) the Company and the other Sunrise Entities compete with other businesses that are or could be located in any part of the United States and in certain countries outside the United States; (iv) Sunrise has required that the Executive make the covenants set forth in this Section 7 as a condition to Sunrise’s acquisition of the Company pursuant to the Purchase Agreement; (v)

Sunrise has required that the Executive make the covenants set forth in this Section 7 as a condition of providing the Executive with its Confidential Information; and (vi) the provisions of this Section 7 are reasonable and necessary to protect the business of the Sunrise Entities.

     In consideration of the mutual promises made by the parties hereto, the Executive covenants that he will not, directly or indirectly:

     (a) In light of the fact that the Executive shall have access to certain Confidential Information related to the business of the Sunrise Entities which would make the Executive a formidable competitor in all aspects of the business of the Sunrise Entities in any location where the Sunrise Entities do business as of the date of the Executive’s termination of employment, during the Term (except in the course of his employment hereunder or as otherwise agreed by Sunrise) and during the Post-Employment Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, any business whose services or activities compete in whole or in part with the services or activities of any Sunrise Entity anywhere within the specific states of the United States or in any other country in which any Sunrise Entity operates during the Term; provided, however, that (i) the Executive may purchase or otherwise acquire up to (but not more than) one percent of (A) any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, and (B) any tax-exempt debt securities issued under the authority of a municipality or other governmental entity; (ii) nothing in this Section 7(a) shall preclude the Executive during the Post-Employment Period from performing work in a role that does not compete with the business of any Sunrise Entity; and (iii) in the case of activities unrelated to senior living or senior housing, Sunrise will consider in good faith any request by the Executive for an exception to the foregoing restrictions.

     (b) Whether for the Executive’s own account or for the account of any other person, at any time during the Term and the Post-Employment Period, solicit business of the same or similar type being carried on by any Sunrise Entity, from any person known by the Executive to be a customer of a Sunrise Entity or to have been a customer of a Sunrise Entity at any time within the six months prior to the end of the Term, and about whom the Executive received Confidential Information, whether or not the Executive had personal contact with such person during and by reason of the Executive’s employment with Sunrise;

     (c) Whether for the Executive’s own account or the account of any other person (i) at any time during the Term and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of a Sunrise Entity at any time during the Term or in any manner induce or attempt to induce any employee of a Sunrise Entity to terminate such employment; or (ii) at any time during the Term and the Post-Employment Period, interfere with the relationship of any Sunrise Entity with any person, including any person who at any time during the Term was an employee, contractor, supplier, or customer of a Sunrise Entity; provided that nothing in this Section 7(c) shall preclude the Executive during the Post-Employment Period from working with a former employee of a Sunrise Entity in a business that does not compete with the business of any Sunrise Entity if such former employee did not terminate his or her employment with such Sunrise Entity as a direct or indirect result of the Executive’s actions; or

     (d) At any time during or after the Term, disparage any Sunrise Entity or any of their shareholders, directors, officers, employees, agents or affiliates.

     For purposes of this Section 7, the term “Post-Employment Period” means the two (2) year period beginning on the date of termination or expiration of the Executive’s employment with Sunrise.

     If any covenant in this Section 7 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive. The Executive agrees that the covenants set forth in Section 7(a) shall be deemed to be a series of separate covenants not to compete for each month within the applicable period of non-competition and separate covenants not to compete for each state within the United States and for each country outside of the United States.

     The period of time applicable to any covenant in this Section 7 will be extended by the duration of any violation by the Executive of such covenant.

     The Executive will, while the covenant under this Section 7 is in effect, give notice to Sunrise, within ten days after accepting any other employment, of the identity of the Executive’s employer. Sunrise may notify such employer that the Executive is bound by this Agreement and, at Sunrise’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.

     8. Injunctive Relief and Additional Remedy.

     The Executive acknowledges that the injury that would be suffered by the Sunrise Entities as a result of a breach of the provisions of this Agreement (including any provision of Sections 6 and 7) would be irreparable.

     9. Covenants of Sections 6 and 7 are Essential and Independent Covenants.

     The covenants by the Executive in Sections 6 and 7 are essential elements of this Agreement, and without the Executive’s agreement to comply with such covenants, Sunrise would not have acquired the Company and entered into this Agreement or employed the Executive. Sunrise and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Sunrise Entities.

     10. Notices.

     All notices, request, consents or other communications required or permitted to be given hereunder shall be in writing by personal delivery, facsimile, or certified or registered mail return receipt requested, to the applicable address set forth below, or such other address as either party shall furnish in writing to the other:

(i)	To Sunrise	Jeffrey M. Jasnoff
Sunrise Senior Living, Inc.
Suite T-900
7900 Westpark Drive
McLean, Virginia 22102

(ii)	To the Executive	Michael B. Lanahan
5222 Farquhar
Dallas, TX 75209

     11. Representations and Warranties by the Executive.

     The Executive represents and warrants to Sunrise that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

     12. Obligations Contingent on Performance.

     The obligations of Sunrise hereunder, including Sunrise’s obligation to cause the payment of the compensation provided for herein, are contingent upon the Executive’s performance of the Executive’s obligations hereunder.

     13. Binding Effect.

     This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, permitted assigns, heirs, and legal representatives.

     14. Entire Understanding.

     This Agreement constitutes the entire understanding between Sunrise and the Executive relating to the employment of the Executive by Sunrise and supersedes and cancels all prior negotiations, understandings, and agreements.

     15. Assignment and Delegation.

     Neither this Agreement nor any right, duty, or obligation hereunder shall be assignable or delegable by the Executive. This Agreement and all the rights and obligations of Sunrise hereunder may be assigned, delegated, or transferred to (i) any other Sunrise Entity or (ii) any business entity which at any time by merger, consolidation, or other business combination acquires, directly or indirectly, all or substantially all of the stock or assets of Sunrise or to which Sunrise transfers all or substantially all of its assets. Upon any such assignment, delegation, or transfer, any such successor shall be deemed to be substituted for all purposes as Sunrise hereunder and this Agreement shall be binding upon any such successor.

     16. Amendment and Waiver.

     This Agreement may not be modified, amended, or waived in any manner except by an instrument in writing signed by the Executive and Sunrise. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

     17. Counterparts.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

     18. Headings.

     The headings of the Sections of this Agreement are included solely for convenience of reference and shall not be construed or interpreted in any way as affecting the meaning of such Sections.

     19. Governing Law.

     This Agreement shall be governed by, construed, and interpreted in accordance with, the laws of the state of Texas.

     20. Severability; Interpretation.

     Each provision hereof is severable from this Agreement, and if one or more of the provisions herein are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. This Agreement has been negotiated between the parties and will not be deemed to be drafted by, or the product of, any party. As such, this Agreement will not be interpreted in favor or, or against, any party.

     21. Definitions.

     For purposes of this Agreement, the following terms shall have the meanings set forth below:

     (a) “Cause” means the Executive, in Sunrise’s discretion, engages in any of the following:

(i)	A material breach by the Executive of any of his obligations hereunder;

(ii)	Willful failure by the Executive to comply with the reasonable directions of the President of Sunrise in achieving the objectives of any Sunrise Entity to which the Executive is assigned pursuant to Section 1 hereof;

(iii)	The Executive’s failure to adhere to any written policy of a Sunrise Entity if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply;

(iv)	The appropriation (or attempted appropriation) of a material business opportunity of a Sunrise Entity, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of a Sunrise Entity;

(v)	The misappropriation (or attempted misappropriation) of any of the funds or property of a Sunrise Entity;

(vi)	(A) reporting to work under the influence of alcohol or illegal drugs or (B) using alcohol or illegal drugs, whether or not at the workplace, in such fashion as to cause economic harm to any Sunrise Entity;

(vii)	A willful act by the Executive which has a materially detrimental effect on the reputation or business of any Sunrise Entity;

(viii)	Any breach of fiduciary duty, gross negligence or willful misconduct with respect to any Sunrise Entity which (if capable of cure) is not cured to the reasonable satisfaction of Sunrise within 15 days after notice thereof to the Executive; or

(ix)	The Executive’s conviction of, the indictment for (or its procedural equivalent), pleading guilty to, agreeing to deferred adjudication with respect to, entering a plea of no contest with respect to, or being charged with (where such charge is not dismissed or otherwise resolved favorably to the Executive in six months) any felony, the equivalent of a felony, or any charge of fraud, embezzlement, theft, offense involving moral turpitude, any crime related to the Executive’s duties hereunder or a violation of any federal or state securities or tax law.

     (b) “Good Reason” means:

(i)	A material failure by Sunrise to perform its obligations under this Agreement which shall be continuing and uncured for 15 days after written notice thereof has been given to Sunrise by the Executive; or

(ii)	A material and adverse change in the Executive’s duties and responsibilities not agreed to by the Executive (other than termination for Cause);

provided that, except as stated below, the Executive shall not be entitled to invoke Good Reason as a result of any action of the board of directors of Sunrise or any administrator or committee provided for under any employee benefit plan or program in applying or administering such plan or program generally or taking any generally applicable discretionary action.

     (c) “Employee Invention” means:

     Any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Term, or a period that includes a portion of the Term, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by any Sunrise Entity, and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive’s employment with Sunrise, that is based upon or uses Confidential Information.

     (d) “Subsidiary” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Sunrise, directly or through one or more Subsidiaries.

     22. Executive’s Cooperation.

     During the Term and thereafter, the Executive shall cooperate with the Sunrise Entities in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Sunrise (including, without limitation, the Executive being available to Sunrise upon reasonable notice for interviews and factual investigations, appearing at the request of Sunrise to give testimony without requiring service of a subpoena or other legal process, volunteering to Sunrise all pertinent information and turning over to Sunrise all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). In the event Sunrise requires the Executive’s cooperation in accordance with this paragraph, Sunrise shall cause the Company promptly to reimburse the Executive solely for reasonable travel expenses (including lodging and meals) upon submission or receipts.

     23. Mandatory Arbitration.

     Except as provided below, any dispute, controversy or claim between or among the parties hereto arising out of or relating to this Agreement, a breach hereof, or Executive’s employment with Sunrise shall first be submitted to mediation by and through JAMS in Dallas, Texas, and if such dispute is not settled, it will be submitted to binding arbitration in accordance with the provisions of this Section 23. However, Sunrise is not required to submit to mediation or arbitration any claim, allegation, or cause of action for breach of Sections 6 or 7 of this Agreement, and Sunrise may file suit and seek any relief it is entitled with regard to such claim, allegation, or cause of action from a court with jurisdiction.

     Any arbitration pursuant to this Section 23 shall be conducted by a panel consisting of three arbitrators, and in accordance with the Dispute Resolution Rules of the American Arbitration Association upon the request of any party hereto. The panel may proceed to resolution notwithstanding the failure of either party to participate in the arbitration proceeding. The parties agree that the arbitrator selection process shall consist of each party selecting a single arbitrator of their own choice from the American Arbitration Association’s panel of neutrals; and, then the two selected arbitrators deciding on a third neutral to serve as the final arbitrator on the panel.

     The parties also agree that the Panel shall have the authority to dispose of any claims summarily, and prior to the final arbitration hearing, if the Panel deems any asserted claims to be without merit or without adequate support in fact or law. Accordingly, the parties agree that each party may, by motion to the Panel, seek to summarily dispose of claims, which it believes to be meritless.

     The parties shall share equally in the fees and expenses of the arbitration panel. The parties hereto agree that any arbitration conducted in accordance with this Section 23 shall occur in Dallas, Texas, and (i) will be final and binding among the parties, and (ii) may be entered in any court having jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EXECUTIVE:
/s/ Michael B. Lanahan
MICHAEL B. LANAHAN

SUNRISE: SUNRISE SENIOR LIVING, INC., a Delaware corporation
By:	/s/ Bradley B. Rush
Name:	Bradley B. Rush
Title:	Chief Investment Officer